CONFIDENTIAL

                       AGREEMENT FOR VOICE MESSAGE SYSTEMS

     This agreement is made as of September 1, 1995 between WORK/FAMILY DIRECTIONS, INC. ("W/FD"), a corporation organized under the laws of the Commonwealth of Massachusetts, whose address is 930 Commonwealth Avenue West, Boston, MA 02215-1274, and ADVANCED VOICE TECHNOLOGIES, INC. ("AVT"), a corporation organized under the laws of Delaware whose address is 369 Lexington Avenue, 15th Floor, New York, NY 10017.

     WHEREAS, AVT is in the business of providing and installing equipment (hardware and software) to educational institutions and providing certain services, including training, maintenance and upkeep, and written communications materials to develop and support telephonic voice message communications systems for school systems; and

     WHEREAS, W/FD is in the business of providing services for business and industry to assist employees with work and family issues, and, as part of such business, manages funds for businesses wishing to develop services in communities where their employees live and work, and disburses such funds as agent for such businesses; and

     WHEREAS, W/FD, on behalf of its business clients, wishes to engage AVT to provide and install AVT's Homework Hotline Communications System, more fully described in AVT's Proposal to W/FD dated March 1995 and in a facsimile transmission dated June 15, 1995, (a revised version of such Proposal is attached hereto and incorporated herein as Exhibit A) at certain designated schools (as listed on Exhibit B attached hereto and made a part hereof), to train school personnel and parents in its use, and to provide ongoing technical assistance, maintenance and upgrades for three years after installation and acceptance of each system on the terms and conditions set forth below;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties agree as follows:

1.   Statement of Work.

     AVT shall provide all hardware, software, training programs, written communication materials designed, respectively, for teachers, parents and administrators, and ongoing technical assistance services to schools ("Schools") located in each of the school systems named in Exhibit B (as such Exhibit may be amended from time to time by agreement of the parties hereto) to this Agreement ("School Systems") as described in: (1) AVT's March 1995 "Proposal for A Comprehensive Voice Messaging Communication System and Parental Involvement

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Program"; in a brochure entitled "Homework Hotline Communications System
Features"; and in a facsimile transmission dated June 15, 1995, describing the "WORK/FAMILY DIRECTIONS" system features as compared to other systems available through AVT (collectively, the "Proposal"). Schools are identified by W/FD and listed in Exhibit B to this Agreement, which may be amended from time to time by agreement of the parties hereto. The Proposal (as revised) is attached to this agreement and incorporated herein in all particulars not inconsistent with the body of this Agreement as Exhibit A. (In the case of any inconsistency between the Proposal and any provision found in the body of this Agreement, the Agreement shall control.) AVT shall deliver all goods and perform all services described in Exhibit A to both W/FD's and School Systems' reasonable satisfaction. AVT shall commence working with Schools immediately and shall complete installment and training for all School Systems by on or before November 30, 1995.

2.   Compensation.

     For the equipment installed and services rendered by AVT hereunder, W/FD will pay to AVT an aggregate of $1,212,500 (based upon the installation of 97 Systems) as follows:

     a. Upon execution of this Agreement, W/FD shall pay (i) $97,000 to AVT and
(ii) $727,500 to an escrow agent pursuant to an Escrow Agreement, a form of which is attached hereto as Exhibit xx;

     b. Within ten (10) days of receipt of an invoice, together with documentation showing:

          (i) the numbers, dates and locations of Systems installed to date; and

          (ii) the numbers, expected dates of installation and locations of Systems to be installed within the three week period following the invoice, W/FD shall pay to AVT the amount of the invoice, not to exceed an aggregate of $97,000 (based on the installation of 97 Systems);

     c. Within ten (10) days following the installation of the last System, W/FD shall pay to AVT the sum of $48,500;

     d. Within ten (10) days following the Live Date of any System, W/FD shall pay to AVT an amount equal to $2,000 (the "Live Date Payment"); and

     e. Within ten (10) days after receipt of AVT's March 1996 report W/FD shall pay to AVT $500 per System, toward AVT's costs of developing training materials.


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     W/FD shall have no obligation to make any payment to AVT under this
Agreement in connection with any equipment or services other than those specified in this Agreement and Exhibit A or unless first approved by an authorized representative of W/FD. AVT shall have no obligations under this Agreement other than those specified in this Agreement, including Exhibit A.

3.   Definitions. For purposes of this Agreement:

     a. "American Business Collaboration for Quality Dependent Care" (or "ABC") shall mean a business collaboration, comprised of a number of W/FD's clients, aimed at increasing the supply and enhancing the quality of a broad range of dependent care programs.

     b. "Downtime percentage" shall mean unavailable time divided by time available (based upon a day of 12 hours). "Unavailable time" is time involved while a hardware or software component of the System is inoperative or operates inconsistently or erratically or is in the process of being maintained or repaired. For purposes of this Section, no more than one consecutive weekend day of downtime in any weekend shall be counted as Unavailable time.

     c. "Live Date" with respect to a specific System shall mean the date upon which all of the following shall have been completed:

          (i) all hardware components of the System as listed in the Proposal shall be installed and ready for use;

          (ii)the software licensed hereunder is installed; and

          (iii) the System shall have successfully been operated in the normal course of the School's business for a period of 30 calendar days during which period the Downtime Percentage shall be less than 5%.

     d. "School" shall mean any school identified in Appendix B to this Agreement to receive the System.

     e. "System" shall mean any system installed at a specific location consisting of the equipment, software, service support and maintenance described in the Proposal, with sufficient hardware and phone lines to ensure that parents and teachers will access the System with few busy signals in the ordinary course of business.

4.   Transfer of Title

     Title to all hardware components of the System shall not pass to a receiving School System and the System shall not be deemed accepted by such School System


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until Live Date, except that risk of loss with respect to the equipment shall pass from AVT to School Systems upon delivery. Payment by W/FD of any fees under this Agreement prior to Live Date shall not constitute acceptance of the System or be evidence thereof. On and after AVT's receipt of Live Date Payment with respect to such System, all rights, title and interest in such hardware components shall pass to the receiving School System.

5.   Equipment.

     a. AVT hereby expressly warrants and represents to W/FD that:

          (i) the title to be conveyed to all hardware supplied to Schools in accordance with this Agreement shall be good and marketable and the equipment shall be free from any security interest or other lien or encumbrance; and

          (ii) all equipment supplied to a School hereunder will be new.

     b. AVT shall be responsible for unpacking, uncrating and installing the hardware including the installation of all necessary cabling.

     c. W/FD will require School Systems to use Systems supplied under this Agreement only for the use intended and in accordance with the owner's manuals and related documentation applicable to such Systems. If a School improperly uses the hardware or the software supporting its System and thereby causes a breakdown or malfunction in such System, or if a School causes damage to the System by its negligence or intentional misconduct, AVT may charge such School its customary hourly rate for any services it provides to repair such breakdown notwithstanding the provisions of Section 7 of this Agreement, after which repair AVT's obligations under such Section 7 to maintain and repair without charge shall be reinstated.

6.   Software.

     a. AVT shall grant to each School System a non-transferable and non-exclusive license or sublicense to use the software delivered and installed under this Agreement, provided, however, that if after Live Date full payment is not made, such license or sublicense shall be deemed revoked and of no further effect.

     b. AVT agrees that if at any time during the first three (3) years this license is in effect hardware of the type specified in the Proposal shall be generally unavailable for use with the software identified in such Proposal (whether due to unavailability of spare or replacement parts, discontinuance of manufacture or otherwise and whether or not such cause is within the reasonable control of AVT) then AVT at its sole expense shall adapt, upgrade and modify the software to operate with then available hardware of comparable features and capabilities, so that data files created for the System can be utilized without substantial adaptation on such other hardware and software will operate without loss of efficiency or function.

     c. AVT represents and warrants with respect to the software that AVT is the sole owner of the software and has full power and authority to grant the rights granted to W/FD and the receiving School Systems without the consent of any other person. Neither the software or any of its elements nor the use by Schools thereof will, to AVT's best knowledge, violate or infringe any copyright, trade secret or other proprietary right of any other person.

     d. AVT hereby agrees to keep and maintain a current copy of the source code for the software. Release of the source code to W/FD and the receiving School Systems is contemplated in the event of AVT's cessation, for any reason, to do business, its insolvency, reorganization, bankruptcy or other proceeding for relief of debtors or for failure to provide the continuing obligation of support required in connection with the perpetual license granted hereunder.

     e. AVT agrees that all future documentation, and revisions of existing documentation developed for the System or similar systems which may be useful to the receiving School Systems shall be furnished to the School Systems and W/FD without charge.

     f. AVT shall repair or replace damaged or lost software in machine-readable object code. If the damage or defect is caused by AVT, or becomes apparent prior to Live Date, such repair or replacement shall be at AVT's production costs for such replacement and freight costs, if any.

     g. For a period of three years following installation at each School, AVT shall provide any and all software which it may develop or acquire to upgrade the communication system together with any remote site training and technical assistance necessary to install and operate the upgraded system as and when upgrades become available at no additional cost to W/FD or to the receiving School System. AVT shall offer and, if accepted, provide any and all such upgrades to Schools and School Systems before offering and providing the upgrades to any other AVT customers.

7.   Maintenance.

     a. For a period of three years from Live Date, and at no additional charge, AVT agrees to provide all necessary maintenance and repair services to enable the System to operate in each School, so long as W/FD has complied with the compensation provisions contained in Section 2 of this Agreement with respect to any such System and subject also to the provisions of Section 5c with respect to any such System.

     b. AVT may not assign its obligations to maintain the System without W/FD's prior written consent, not to be unreasonably withheld or delayed. No assignment shall relieve or discharge AVT of any liability in the event of non-performance or breach by the assignee. Notwithstanding the foregoing, AVT may engage third parties to assist it in its performance of such maintenance obligations.

     c. AVT at its expense shall, upon request by a School, immediately replace with new substitute components any component being maintained whose operating characteristics exceed the following Downtime percentages: 10% in any 90 day period.

     d. AVT shall coordinate scheduling of preventative maintenance service with Schools to coincide with periods of nonessential use.

     e. AVT shall cause an adequate supply of replacement parts and an adequately trained maintenance staff for the System to be available for each receiving School System. AVT shall provide an off-site qualified maintenance technician to respond to a telephone request by a School System within 6 hours of notification in all instances; AVT shall use its best efforts to provide such technician within 2 hours of such notice.

     f. Failure by a School System to promptly notify AVT of a System failure or inoperation shall not relieve AVT of any obligation to repair or replace the System upon notice to AVT.

8.   Communications Materials and Training.

     a. AVT shall submit all written materials referring to this Agreement or intended to publicize its activities under this Agreement to W/FD for its review and approval, not to be unreasonably withheld or delayed, prior to AVT's use of such materials and shall make no oral statements concerning the Agreement or any activity under this Agreement without W/FD's specific prior review and authorization, not to be unreasonably withheld or delayed. Without limitation thereof, AVT may not offer or provide information to representatives of any news media pertaining to this Agreement or to the activities contemplated under this Agreement, or to ABC's, W/FD's or any individual company's potential or actual involvement with AVT or with Schools or School Systems identified in this Agreement, and AVT shall immediately notify W/FD about any inquiries by representatives of any news media and make no response to such inquiries without W/FD's prior approval, not to be unreasonably withheld or delayed. Notwithstanding this provision, in response to inquiries about the Systems installed under this Agreement, AVT may, without prior consultation with W/FD, provide general information orally concerning the System, including describing the numbers of Systems installed, the locations of the Systems and the uses to which Schools intend to put the Systems.

     b. AVT shall customize the Parent Communication Materials described in the Proposal for each School with the name of the School, the telephone number for hotline information, and a prominent statement crediting American Business Collaboration for Quality Dependent Care and/or individual businesses identified by W/FD using a format and text to be provided by W/FD in each case. AVT's trademark(s) and/or logos, including but not limited to "Homework Hotline," may appear on communications materials so long as AVT obtains W/FD's prior written approval of the format and configuration of the appearance in each case, which shall not be unreasonably withheld or delayed. Such materials shall be produced in sufficient numbers for each student to have individual copies.

     c. During the first year of implementation of this Agreement, AVT shall provide the following elements of the training and communications services described in the Proposal on an exclusive basis to Schools and School Systems and to no other AVT customers:

          (i) Newsletter; and

          (ii)Customized materials (including, for example, refrigerator magnets, tip booklet on how to help parents help their children and stamp and ink pads for teachers).

     d. Nothing contained in this Agreement shall be construed as conferring on either party any right or license to use in writing or for public broadcast any name, trade name, trademark, service mark, logo or other designation of the other party or, in AVT's case, that of ABC, or any company which is a member of ABC, or any contraction, abbreviation or simulation of any of the foregoing, without the specific prior written permission of such entity.

9.   Reports.

     AVT shall submit to W/FD quarterly reports from September 30, 1995 through March 31, 1996. Such reports shall include such information as may reasonably be requested by W/FD from time to time in writing and at least fourteen (14) days in advance of the date upon which such report is to be submitted to W/FD. Such reports shall describe the status of all installations and training performed by AVT under this Agreement during the previous month and the schedule for installations and training for the following month, including a description of any major problems or obstacles encountered in implementation of the Agreement, how they were resolved and with what success. In addition, AVT shall provide information on a continuing basis in response to such reasonable inquiries as W/FD may make from time to time by telephone.

     AVT shall continue to provide information after the termination of this Agreement in response to occasional reasonable inquiries from W/FD concerning the work performed under this Agreement and the ongoing results of such work. In such event, if AVT will incur material expense in formulating a response to any such inquiries AVT and W/FD will negotiate in good faith to provide for reimbursement to AVT for reasonable expenses.

10.  Non-Disclosure of Information.

     a. "Confidential Information" in the case of W/FD means all materials and information given or disclosed to AVT by W/FD or prepared by AVT for W/FD under this Agreement, (whether proprietary to W/FD or to others), all matters not generally known outside W/FD and not readily ascertainable by someone outside W/FD, such as, but not limited to, the existence and content of this Agreement, the identities of any W/FD clients providing funds for services under this Agreement, the identity of School Systems or Schools under this Agreement, the schedule of any activities to be performed under this Agreement, developments relating to existing and future materials, programs and services marketed or used by W/FD, business methods, business plans, financial data, research findings, identities of subcontractors, client relations, methods of operation, formulas, design specifications, procurement specifications, procedures, marketing plans, customer information, and other information relating to the business of W/FD, regardless of whether in tangible form. Without limitation of the foregoing, AVT agrees that W/FD and/or ABC and member companies of ABC shall have the sole right to announce the installation of and/or intent to install the System at any School or School System and AVT shall not disclose any information whatsoever about this Agreement or any activities or intended activities pursuant to this Agreement without W/FD's prior written permission and in no event prior to announcement(s) by W/FD and/or ABC or its member companies. AVT agrees to keep W/FD's Confidential Information strictly confidential and not to disclose such information other than for the implementation of this Agreement or in the course of privileged consultation with an attorney or accountant in a professional relationship with AVT at any time, before or after the term of this Agreement, without W/FD's prior written consent. AVT acknowledges that unauthorized disclosure of such information poses a substantial risk of irreparable harm to W/FD. In performing AVT's obligations under this Agreement, AVT may learn information pertaining to others that has been provided to W/FD in confidence. Any information provided to W/FD by a third party is presumed to be proprietary and confidential to such third party and shall be treated in the same manner as confidential information of W/FD itself.

     b."Confidential Information" in the case of AVT means all matters not generally known outside AVT and not readily ascertainable by someone outside AVT, such as, developments relating to existing and future AVT materials, programs and services marketed or used by AVT, business methods, business plans, financial data, research findings, identities of subcontractors, client relations, methods of operation, formulas, design specifications, procurement specifications, procedures, marketing plans, customer information, and other information relating to the business of AVT, regardless of whether in tangible form. W/FD agrees to keep AVT's Confidential Information strictly confidential and not to disclose such information other than for the implementation of this Agreement or in the course of privileged consultation with an attorney or accountant in a professional relationship with W/FD at any time, before or after the term of this Agreement, without AVT's prior written consent. W/FD acknowledges that unauthorized disclosure of such information poses a substantial risk of irreparable harm to AVT. W/FD may learn information pertaining to others that has been provided to AVT in confidence. Any information provided to AVT by a third party is presumed to be proprietary and confidential to such third party and shall be treated in the same manner as confidential information of AVT itself. Notwithstanding this provision, W/FD may disclose Confidential Information to its clients and prospective clients as necessary to implement this Agreement.

11.  Independent Contractor Status.

     It is expressly agreed and understood that AVT is performing services under this Agreement as an independent contractor and not as an employee, agent, servant, partner, joint venturer or representative of W/FD. W/FD shall not be responsible for AVT's acts or omissions and AVT shall not have the authority to make any representations or incur any obligations on behalf of W/FD. AVT agrees to pay all applicable taxes that may arise as a result of this

     Agreement, including but not limited to social security, income tax withholding, disability and other payroll tax requirements. AVT shall maintain Worker's Compensation and/or Employer's Liability Insurance in the amount of at least One Hundred Thousand Dollars ($100,000) covering any of AVT's employees as required by statute in the applicable jurisdiction and shall provide to W/FD a certificate of that insurance.

12.  Conflict of Interest.

     Neither AVT nor any of AVT's personnel shall engage, directly or indirectly, in any work or undertaking that may conflict with AVT's performance under this Agreement. AVT represents and warrants that there is no such present conflict of interest to AVT's performance under this Agreement. So long as AVT is not in breach of this Agreement, W/FD will do nothing to prevent AVT from performing its obligations under this Agreement.

13.  Indemnification.

     AVT shall, at AVT's expense, indemnify, defend and hold harmless W/FD from and against all losses, costs, damages and expenses, including reasonable attorney's fees, resulting directly or indirectly from AVT's performance of or failure to perform its obligations under this Agreement; use of hardware and related equipment provided by AVT; use of software or enhancements developed or provided by AVT; or claims by third parties that any work product or service provided by AVT to any School or School System under this Agreement is infringing. This provision shall not limit any rights, damages or other relief based on personal injury, death or damage to property.

14.  Insurance.

     AVT will maintain Commercial General Liability insurance in the amount of at least one million dollars ($1,000,000.00) per occurrence, two million dollars ($2,000,000.00) aggregate. AVT shall provide certificates of such insurance to W/FD upon execution of this Agreement.

15.  Term and Termination.

     This Agreement shall be effective as of September 1, 1995 and shall continue in effect until at least December 31, 1998 or until all services have been completed to W/FD's reasonable satisfaction or until terminated by W/FD upon notice, with or without cause. Upon termination of the Agreement, AVT will turn over to W/FD all materials obtained from or prepared exclusively for W/FD under this Agreement including but not limited to databases, software, models, partially completed work, descriptions and all other papers. Sections 5a, 6, 10, 11 and 13 shall survive termination of this Agreement.

16.  Additional Restriction on Announcement.

     The parties anticipate that ABC will formally announce the installation of the System at Schools and School Systems pursuant to this Agreement by September 22, 1995. AVT shall not issue any written or oral statements announcing the availability of any of its "Homework Hotline" products and services prior to ABC's announcement of the Systems to be installed under this Agreement. Notwithstanding this provision, AVT may issue such statements as it may be required to make by law provided that it is so advised in writing by counsel.

17.  Marketing Coordination.

     a. AVT shall not market to or accept as a client for the purposes of providing education-related services including but not limited to voice-messaging systems (the "Services") any current W/FD client ("W/FD Client") without first providing written notice, no less than fifteen (15) business days prior to such contact, to Betty Southwick, W/FD's Director of Development. In the event that a W/FD client contacts AVT without AVT first contacting such client, AVT shall promptly notify W/FD of such contact and offer to coordinate marketing with W/FD as provided herein. Such notice shall fully describe the project and/or services with respect to which AVT desires to contact a W/FD Client, the W/FD Client contact person (including name, title, and telephone number), and the communities to be served. Upon W/FD's request to AVT during such notice period, AVT agrees to attempt to reasonably coordinate its marketing efforts with W/FD. For purposes of this Paragraph 17, the term "market" shall mean any efforts by AVT, directly or indirectly, as principal, agent, consultant or employee, to promote, sell or obtain funding for its Services, including AVT's provision of the System or System components to a school and/or school system. For purposes of this Paragraph 17, "W/FD Clients" shall mean those companies listed on Exhibit D hereto. W/FD will, from time to time, update such client list as a revised Exhibit D. If, after W/FD receives notice from AVT under this provision that AVT wishes to market to a W/FD Client, W/FD advises a competitor of AVT of the content of the notification, W/FD shall so notify AVT and the obligations of AVT under this Paragraph 17 (a) shall terminate immediately.

     b. Except as to the coordinated marketing efforts described in Paragraph 17(a), above, AVT shall not describe, promote or represent W/FD or W/FD services to any W/FD Client without prior written approval by W/FD. Further, AVT shall develop its own business contacts at W/FD Clients, and shall not use for its own purposes any contacts and client lists it may acquire from W/FD during the course of its performance under this Agreement. In particular, and without intending to limit the foregoing, with respect to any services provided hereunder to which particular W/FD Clients provide funding, AVT shall not under any circumstances approach such W/FD Clients for continuation funding.

     c. AVT warrants that the charges to W/FD for its services under this Agreement will not be greater than those charged by AVT to any other entity for substantially the same rights, services or products. AVT agrees that if, while this Agreement is in effect, AVT offers to any other entity substantially the same rights, services or products at lesser charges, thereupon and thereafter W/FD shall be afforded the opportunity to purchase such goods and/or services at such lesser charges. AVT shall notify W/FD at the time it begins charging such lesser charges to other entities. If, during the first year of this Agreement, AVT offers the System or a comparable System to any purchaser at a price below the System price charged to W/FD under this Agreement (including the price of services rendered by AVT under this Agreement), then AVT will reimburse to W/FD an amount equal to the difference between the price charged to W/FD and such lower price.

18.  Miscellaneous.

     a. Except to the extent that the provisions of the Agreement are clearly inconsistent therewith, the Agreement shall be governed by any applicable

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provisions of the Uniform Commercial Code. To the extent this contract entails delivery or performance of services, such services shall be deemed "goods" within the meaning of the Uniform Commercial Code, except when to so deem such services as "goods" would result in an absurdity.

     b. This Agreement represents our entire understanding and may only be amended in writing and signed by an authorized representative of each party. No waiver shall be effective unless in writing signed by the waiving party.

     c. This Agreement may be assigned by W/FD in its discretion. AVT shall not assign this Agreement or any right or obligation hereunder without W/FD's prior written consent which will not be unreasonably withheld, and any attempted assignment without such written consent shall be deemed void.

     d. This Agreement shall be binding upon and inure to the benefit of the successors in business and assigns of W/FD and AVT's successors in business.

     e. This Agreement shall be governed by the laws of The Commonwealth of Massachusetts, excluding its conflict of laws rules.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


Advanced Voice Technologies, Inc.                   Work/Family Directions, Inc.



By:                                                  By:

Title:                                               Title: